Exhibit 10.3

THIRD AMENDMENT TO BUSINESS MANAGEMENT AGREEMENT

THIS THIRD AMENDMENT TO BUSINESS MANAGEMENT AGREEMENT, dated as of October 29, 2010 (the “Amendment”), by and between CommonWealth REIT, formerly known as HRPT Properties Trust, a Maryland real estate investment trust (the “Company”), and Reit Management & Research LLC, a Delaware limited liability company (the “Manager”).

WHEREAS, the Company and the Manager are parties to a Business Management Agreement, dated as of June 8, 2009 (as previously amended, the “Business Management Agreement”); and

WHEREAS, the Company and the Manager wish to amend the Business Management Agreement as further provided in this Amendment;

NOW, THEREFORE, in consideration of the mutual agreements herein set forth, the parties hereto agree as follows:

1.                                      Section 10 of the Business Management Agreement is hereby replaced in its entirety to read as provided below, and commencing on the date that the Company completes its acquisition of MacarthurCook Industrial Property Fund, the determination of all Fees (as defined below in such Section 10) shall be made in accordance with such Section 10 of the Business Management Agreement as so amended hereby:

10.                               Compensation.

(a)                                 The Manager shall be paid, for the services rendered by it to the Company pursuant to this Agreement, an annual management fee (the “Management Fee”).  The Management Fee for each full fiscal year shall equal the sum of (i) seven tenths of one percent (0.7%) of the Annual Average Invested Capital (as defined below) up to $250,000,000, plus (ii) one half of one percent (0.5%) of the Annual Average Invested Capital exceeding $250,000,000, plus (iii) one percent (1.0%) of the Annual Average Foreign Invested Capital.  The Management Fee shall be prorated for any partial fiscal year of the Company during the term of this Agreement.

(b)                              In addition, the Manager shall be paid an annual incentive fee (the “Incentive Fee”) for each fiscal year of the Company, consisting of a number of shares of the Company’s common shares of beneficial interest (“Common Shares”) with an aggregate value (determined as provided below) equal to fifteen percent (15%) of the product of (i) the weighted average Common Shares of the Company outstanding on a fully diluted basis during such fiscal year and (ii) the excess if any of FFO Per Share (as defined below) for such fiscal year over the FFO Per Share for the preceding fiscal year.  In no event shall the aggregate value of the Incentive Fee (as determined pursuant to the immediately preceding sentence) payable in respect of any fiscal year exceed $.01 (the “Per Share Amount”) multiplied by the weighted average number of Common Shares outstanding on a fully diluted basis during such fiscal year.  (The Management Fee and Incentive Fee are hereinafter collectively referred to as the “Fees”.)

(c)               For purposes of this Agreement:  (i) “Annual Average Foreign Invested Capital” of the Company shall mean the average of the aggregate historical cost (calculated as provided below) of the Foreign Assets (as defined below), all before reserves for depreciation, amortization, impairment charges or bad debts or other similar noncash reserves, computed by taking the average of such values at the end of each month during such period; (ii) “Annual Average Invested Capital” of the Company shall mean the average of the aggregate historical cost of the consolidated assets of the Company and its subsidiaries, excluding the Foreign Assets, invested, directly or indirectly, in equity interests in or loans secured by real estate and personal property owned in connection with such real estate (including acquisition related costs and costs which may be allocated to intangibles or are unallocated), all before reserves for depreciation, amortization, impairment charges or bad debts or other similar noncash reserves, computed by taking the average of such values at the end of each month during such period, other than any such interest of the Company or its subsidiaries as a result of its ownership of the securities of the Company’s former subsidiary, Government Properties Income Trust (“GOV”); (iii) “FFO Per Share” for any fiscal year shall mean (x) the Company’s consolidated net income, computed in accordance with generally accepted accounting principles in the United States, excluding gain or loss on sale of properties, acquisition costs and extraordinary items, depreciation, amortization, impairment charges and other non-cash items, including the Company’s pro rata share of the funds from operations (determined in accordance with this clause) for such fiscal year of (A) any unconsolidated subsidiary and (B) any entity for which the Company accounts by the equity method of accounting but not including (C) any income, loss or funds from operations attributable to (I) the Company’s or its subsidiaries’ equity investment in GOV or (II) for the Company’s 2008 and 2009 fiscal years, the assets contributed to GOV or its subsidiaries by the Company or its subsidiaries prior to completion of the initial public offering of common shares of beneficial interest of GOV (the “GOV IPO”), with such resulting net income amount reduced by, if applicable, the amount of any preferred shares dividends declared or otherwise payable (without duplication) during such fiscal year, determined for these purposes as of the date any such preferred shares dividend amounts are accrued by the Company in accordance with generally accepted accounting principles in the United States divided by (y) the weighted average number of Common Shares outstanding on a fully diluted basis during such fiscal year; and (iv) “Foreign Assets” shall mean the consolidated assets of the Company and its subsidiaries invested, directly or indirectly, in equity interests in or loans secured by real estate and personal property owned in connection with such real estate (including acquisition related costs and costs which may be allocated to intangibles or are unallocated) located outside the United States, Puerto Rico and Canada.  It is agreed and understood that, for purposes of this agreement, GOV and its subsidiaries shall not constitute a subsidiary of the Company or its subsidiaries.

(d)              For purposes of determining the Incentive Fee, if there shall occur a share split, dividend, subdivision, combination, consolidation or recapitalization with respect to the Common Shares during a fiscal year involved in such determination, the number of Common Shares outstanding during the relevant periods and the Per Share Amount shall be proportionally adjusted to give effect to such share split, dividend, subdivision, combination, consolidation or recapitalization as if it had occurred as of the first day of the earliest of the applicable fiscal years.

With respect to Foreign Assets, the historical cost shall be determined in United States dollars, such amounts to be calculated on the date of acquisition or expenditure (with such date determined based on Eastern time) using the applicable United States dollar exchange rate as published in the United States edition of The Wall Street Journal on the date of such acquisition or expenditure.

Unless the Company and the Manager otherwise agree, the Management Fee shall be computed and payable monthly by the Company on a year to date basis, with adjustments to account for previous payments, within thirty (30) days following the end of each fiscal month, and the Incentive Fee shall be computed and payable within thirty (30) days following the public availability of the Company’s annual audited financial statements for each fiscal year.  Such computations of the Management Fee shall be based upon the Company’s monthly or quarterly financial statements, as the case may be, and such computations of the Incentive Fee shall be based upon the Company’s annual audited financial statements, and all such computations shall be in reasonable detail.  A copy of such computations shall promptly be delivered to the Manager accompanied by payment of the Fees shown thereon to be due and payable.

The payment of the aggregate annual Fees payable for any fiscal year shall be subject to adjustment as of the end of each fiscal year. On or before the 30th day after public availability of the Company’s annual audited financial statements for each fiscal year, the Company shall deliver to the Manager an officer’s certificate (a “Certificate”) reasonably acceptable to the Manager and certified by an authorized officer of the Company setting forth (i) the Annual Average Invested Capital, Annual Average Foreign Invested Capital, and FFO Per Share for the Company’s fiscal year ended upon the immediately preceding December 31, and (ii) the Company’s computation of the Fees payable for said fiscal year.

If the aggregate annual Fees payable for said fiscal year as shown in such Certificate exceed the aggregate amounts previously paid with respect thereto by the Company, the Company shall include its check for such deficit and deliver the same to the Manager with such Certificate.

If the aggregate annual Fees payable for said fiscal year as shown in such Certificate are less than the aggregate amounts previously paid with respect thereto by the Company, the Company shall specify in such Certificate whether the Manager should (i) remit to the Company its check in an amount equal to such difference or (ii) grant the Company a credit against the Fees next coming due in the amount of such difference until such amount has been fully paid or otherwise discharged.

Payment of the Incentive Fee shall be made by issuance of Common Shares under the Company’s 2003 Incentive Share Award Plan, as the same may be amended from time to time.  The number of shares to be issued in payment of the Incentive Fee shall be the whole number of shares (disregarding any fraction) equal to the value of the Incentive Fee, as provided above, divided by the average closing price of the Company’s Common Shares on the New York Stock Exchange (or such other stock exchange upon which the Common Shares are principally listed for trading) during the month of December in the year for which the computation is made.

2.                                      Clause (i) of the second full paragraph of Section 18 of the Business Management Agreement is hereby replaced in its entirety to read as follows:

(i) the Annual Average Invested Capital, Annual Average Foreign Invested Capital, and FFO Per Share for the Company’s fiscal year ended upon the immediately preceding December 31, and

3.                                      This Amendment shall be effective as of the day and year first above written.  Except as amended hereby, and as so amended, the Business Management Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.

4.                                      The provisions of this Amendment shall be governed by and construed in accordance with the laws of The Commonwealth of Massachusetts.

5.                                      This Amendment may be executed in separate counterparts, each of such counterparts shall for all purposes be deemed to be an original and all such counterparts shall together constitute but one and the same instrument.

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IN WITNESS WHEREOF, the parties hereto have caused this Third Amendment to Business Management Agreement to be executed by their duly authorized officers, under seal, as of the day and year first above written.

COMMONWEALTH REIT

By:	John C. Popeo
Its: Treasurer

REIT MANAGEMENT & RESEARCH LLC

By:	David J. Hegarty
Its: Exec. V.P.